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                                                                   EXHIBIT 10.2



                              AMENDED AND RESTATED
                    LETTER OF CREDIT AND SECURITY AGREEMENT


         This Amended and Restated Letter of Credit and Security Agreement (this "Agreement") is made and entered into as of March 16, 1998 by and between General Atlantic Corporation, a Delaware corporation ("GAC" or "Secured Party") and Solo Serve Corporation, a Delaware corporation ("Solo Serve" or "Debtor").

         WHEREAS, Sanwa Business Credit Corporation ("SBCC") and Solo Serve have entered into certain financing arrangements pursuant to a Loan and Security Agreement dated as of September 25, 1997, as amended by First Amendment to Loan and Security Agreement dated as of March 16, 1998 (the "First Amendment"), between SBCC and Solo Serve, (as the same may hereinafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"); and

         WHEREAS, as of the date hereof, and after taking into account the sale of 709,686 shares of common stock to Ross E. Bacon, Mark J. Blankenship and Terry Lalosh, GAC owns 15.9%, on a fully diluted basis, of the issued and outstanding shares of common stock (including shares of preferred stock convertible into common stock) of Solo Serve; and

         WHEREAS, as part of the consideration for SBCC agreeing to the matters set forth in the First Amendment, Solo Serve has requested that GAC provide for the benefit of SBCC an additional Irrevocable Standby Letter of Credit in the face amount of $600,000 expiring May 31, 1998, as the same may hereinafter be amended, modified, supplemented, extended, renewed, restated or replaced (the "$600,000 GAC L/C") which meets SBCC's requirements;

         WHEREAS, GAC has agreed to provide the $600,000 GAC L/C and to continue to provide the $750,000 GAC L/C (hereinafter defined) subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GAC and Solo Serve hereby agree as follows:

         1. Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Loan Agreement, the terms and provisions of which are incorporated herein by this reference. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1 "GAC L/C's" shall mean collectively the $600,000 GAC L/C and the $750,000 GAC L/C as the same may hereinafter be amended, modified, supplemented, extended, renewed, restated or replaced.
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         1.2     "Intercreditor Agreement" shall mean that one certain
Intercreditor and Subordination Agreement dated as of September 25, 1997 by and between SBCC and GAC, the terms and provisions of which are incorporated herein by this reference as the same may hereinafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.3 "Obligations" shall mean any and all loans, letter of credit accommodations, reimbursement obligations and all other obligations, liabilities and indebtedness of every kind, nature, description owing by Solo Serve to GAC, arising out of or as contemplated by this Agreement, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement, the GAC L/C's or the Loan Agreement, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured and however acquired by GAC.

         1.4 "Prime Rate" shall mean the rate of interest from time to time publicly announced by Chase Manhattan Bank or its successors at its offices in New York, New York, as its prime or base commercial lending rate, whether or not such announced rate is the best rate available at such bank.

         1.5 "$750,000 GAC L/C" shall mean that certain Irrevocable Letter of Credit No. P-396821 dated September 30,1997 in the amount of $750,000 issued by The Chase Manhattan Bank in favor of SBCC as the same may hereinafter be amended, modified, supplemented, extended, renewed, restated or replaced.


         2. Letters of Credit. GAC agrees to provide the GAC L/C's for the benefit of SBCC, subject however to GAC's right to cease providing or not renew same pursuant to the Loan Agreement.

         3. Solo Serve Payments. In consideration of GAC's agreement, and subject to the terms and conditions of the Intercreditor Agreement, Solo Serve agrees to:

         (a) Pay GAC the sum of One Hundred and No/100 Dollars ($100.00) per year for each year that this Agreement is in effect;

         (b) Reimburse GAC for (i) all customary and reasonable letter of credit fees charged by any issuing and confirming banks with respect to the GAC L/C's and any renewals thereof or amendments thereto, provided however, such bank fees shall not exceed $15,000 for any calendar year that this Agreement is in effect and (ii) other reasonable third party costs and expenses incurred by GAC in connection with the furnishing of the GAC L/C's, provided however, such third party costs and expenses shall not to exceed $5,000 for any calendar year that this Agreement is in effect;




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         (c)     Reimburse GAC, upon demand, an amount equal to the amount
                 which GAC is required to pay any issuing bank or confirming bank with respect to any drawings under either of the GAC L/C's; and

         (d) Pay GAC interest at a rate equal to the lesser of (i) the maximum non-usurious rate of interest permitted by applicable law or (ii) the Prime Rate in effect from time to time plus one per cent (1%) adjusted daily on the amount outstanding from time to time under Section 3(c) above.

         Solo Serve's obligations under this Section 3 shall survive the termination of this Agreement.

         4. Security Interest. Further, in consideration of GAC's agreement to provide the GAC L/C's and in order to secure payment and performance of the Obligations, Solo Serve as Debtor hereby grants to GAC as Secured Party a continuing security interest in and lien upon and the right of set-off against and hereby assigns to GAC as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"), which security interest and lien is and shall be subordinate to the security interest and lien of SBCC in the Collateral pursuant to the Intercreditor Agreement:

         4.1     Accounts;

         4.2 All present and future contract rights, general intangibles (including, but not limited to, any and all rights to payments of cash held by factors ("Factors"), tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;

         4.3 All present and future monies, securities, credit balances, deposits and deposit accounts and other property of Debtor now or hereafter held or received by or in transit to Secured Party or its affiliates or at any other depository or other institution from or for the account of Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other collateral, including, without limitation, rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, rights of stoppage in transmit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, finished goods inventory described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other collateral, including, without limitation, returned,





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repossessed and reclaimed finished goods inventory, and deposits by and property of account debtors or other persons securing the obligations of account debtors;

         4.4     Inventory;

         4.5     Equipment;

         4.6     Records;

         4.7 All parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions to or for any or all of the foregoing; and

         4.8 All products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

         Notwithstanding anything to the contrary contained in Sections 4.5 and
4.7 above, the types or items of Collateral described in such Sections shall not include any such types or items of Collateral which are, on the date of the execution of this Agreement, subject to a lien or security interest itemized in the Loan Agreement if: (a) the valid grant of a security interest or lien to Secured Party in such items of Collateral is prohibited by the terms of the agreement between Debtor and the holder of such lien or security interest and
(b) any obligations are owing by Debtor to the holder of such lien or security interest.

         5. Default and Remedies. Subject to the terms of the Intercreditor Agreement, upon the failure of Solo Serve to comply with any of its obligations hereunder as and when due or upon the occurrence of an Event of Default under the Loan Agreement, GAC shall be entitled to exercise all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Texas.

         6. Term. This Agreement shall become effective as of the date hereof and shall continue in full force and effect until the earlier of: (a) the expiration of the GAC L/C's by their own terms or (b) 120 days after the termination of the Loan Agreement, provided, however the payment obligations of Solo Serve and the liens and security interests granted herein shall remain in full force and effect until the Obligations are irrevocably and indefeasibly paid in full.

         7. Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Secured Party at its address set forth below and to Debtor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.





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         8.      Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         9. Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Secured Party, Debtor and their respective successors and assigns, except that Debtor may not assign its rights under this Agreement or any other document referred to herein without the prior written consent of Secured Party.

         10. Entire Agreement. This Agreement and any instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

         11. Nonapplicability of Article 5069-15.01 et. seq. Debtor and Secured Party hereby agree that, except for Section 15.10(b) thereof, the provisions of Tex. Rev. Civ. Stat. Ann. art. 5069-15.01 et seq.(Vernon 1987) (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement.

         12. Governing Law; Choice of Forum; Service of Process; Jury Trail Waiver. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

         13. Subordination. THE RIGHTS OF GAC HEREUNDER ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT, AND ARE SUBORDINATE IN RIGHT OF PAYMENT TO THE PAYMENT OF THE SENIOR DEBT (AS DEFINED IN THE INTERCREDITOR AGREEMENT).

         EXECUTED the date and year first above written.

                                       SOLO SERVE CORPORATION


                                       By:
                                             -------------------------------
                                             Charles M. Siegel
                                       Its:  President and Chief Executive
                                             Officer





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                                        Chief Executive Office:
                                        1610 Cornerway Blvd.
                                        San Antonio, Texas 78219
                                        Office:  (210) 662-6262 ext. 303
                                        Fax:     (210) 662-0938

with a copy to:

                                        Ward T. Blacklock, Jr., Esq.
                                        Cox & Smith Incorporated
                                        112 E. Pecan St., Suite 1800
                                        San Antonio, Texas 78205-1521
                                        Counsel for Solo Serve
                                        Office:  210-554-5235
                                        Fax:  210-226-8395


                                        GENERAL ATLANTIC CORPORATION


                                        By:
                                             -------------------------------
                                             Julie Lefkowitz
                                        Its: Vice President


                                        Attn:  Ms. Julie Lefkowitz
                                        950 Third Avenue, 26th Floor
                                        New York, N.Y. 10022
                                        Office:  212-838-7100 ext.225
                                        Fax:  212-826-3813

with a copy to:

                                        Chris Oechsli, Esq.
                                        Gerard Atkins & Co. Ltd.
                                        17 Savile Row
                                        London, WIXIAE, England
                                        General Counsel
                                        for General Atlantic
                                        Office: 011-44171-434-3737
                                        Fax:  011-44-171-434-3738





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